Exhibit 4.1
CARRIAGE SERVICES, INC.
CERTIFICATE OF DESIGNATIONS
OF
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, SERIES A
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Carriage Services, Inc., a Delaware corporation (hereinafter called the “Corporation”), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:
     RESOLVED that, pursuant to authority conferred upon the Board of Directors by the provisions of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors hereby authorizes the issue of a new series of the Corporation’s authorized preferred stock, par value $.01 per share, designated the Mandatorily Redeemable Convertible Preferred Stock, Series A, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), as follows:
     1. DESIGNATION AND AMOUNT. The shares of such series shall be designated “Mandatorily Redeemable Convertible Preferred Stock, Series A” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 20,000.
     2. DIVIDENDS.
     a)     The last day of March, June, September and December on which the Series A Preferred Stock shall be outstanding shall be deemed to be a “Dividend Due Date” (except that if any such date is a Saturday, Sunday or legal holiday, then the next succeeding date that is not a Saturday, Sunday or legal holiday shall be the Dividend Due Date, and except that the first Dividend Due Date will not be earlier than December 31, 2007). The holders of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of 7% of the Stated Value, defined below, per share per annum, calculated on the basis of a year of 360 days consisting of twelve 30-day months, payable quarterly on each Dividend Due Date, with respect to the quarter ending on the Dividend Due Date. Dividends will be paid in cash. The record date for the payment of the aforementioned dividends shall be the fifteenth day of March, June, September or December, as the case may be, immediately preceding the relevant Dividend Due

Date. For purposes hereof, the term “legal holiday” shall mean any day on which banking institutions are authorized to close in Houston, Texas.
     b)     On each Dividend Due Date all dividends which shall be accumulated on each share of Series A Preferred Stock outstanding on such Dividend Due Date shall be deemed to become “due.” Any dividend which shall not be paid on the Dividend Due Date on which it shall become due shall be deemed to be “past due” until such dividend shall be paid or until the share of Series A Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur.
     c)     Any reference to “dividend” or “distribution” in this Section 2 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
     3. LIQUIDATION, DISSOLUTION OR WINDING UP.
     a)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such liquidation, dissolution or winding up, an amount in cash equal to the Stated Value per share plus any accrued but unpaid dividends thereon (whether or not declared) through the date of such liquidation, dissolution or winding up. For purposes hereof, the term “Stated Value” shall mean $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.
     b)     After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Series A Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     c)     The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.
     4. VOTING.
     a)     Except as provided in this Section 4, no holder of Series A Preferred Stock shall be entitled to any voting rights at any annual or special meeting of the stockholders of the Corporation or otherwise.
     b)     The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock or effect any change in the Certificate of Incorporation, as then in effect, so as to affect adversely the rights, preferences or privileges of the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed so to affect adversely the Series A Preferred Stock.
     5. CONVERSION.
     The holders of Series A Preferred Stock shall have the following conversion rights:
     a)     Subject to Section 6, each share of Series A Preferred Stock shall be convertible, at any time at the option of the holder thereof and without payment of any additional consideration, into validly issued, fully paid and nonassessable shares of Common Stock of the Corporation and such other securities and property, as hereinafter provided.
     b)     The Series A Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price (as defined below) then in effect, and then multiplying such quotient by each share of Series A Preferred Stock to be converted. The conversion price at which shares of Common Stock shall be issuable upon conversion of the Series A Preferred Stock shall initially be $10 per share, subject to appropriate adjustment from time to time, as provided in this Section 5 (the “Conversion Price”).
     c)     Each holder of Series A Preferred Stock that desires to convert its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(b) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock (the “Transfer Agent”), and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
     d)     Adjustment of Conversion Price.
          i)     Subject in all events to Section 3 hereof, in case of any stock dividend, split, combination, reclassification, capital reorganization or similar change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Corporation with or into another entity (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another entity of the property of the Corporation as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction or a liquidation that is otherwise covered by Section 3), the Corporation shall cause effective provision to be made, through adjustment of the Conversion Price or otherwise, so that each holder of a share of Series A Preferred Stock shall be entitled to receive, upon conversion of such share of Series A Preferred Stock, the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing assets or other appropriate entity shall assume, by written instrument executed and delivered to the transfer agent for the Series A Preferred Stock (the “Transfer Agent”), the obligation to deliver to the holder of each share of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive and the other obligations under these designations. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and similar changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.
          ii)     After each adjustment of the Conversion Price pursuant to this Section 5(d), the Corporation will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation setting forth the Conversion Price as so adjusted and a brief statement of the facts accounting for such adjustment. The Corporation will promptly file such certificate with the Transfer Agent, if any, and cause a brief summary thereof to be sent by ordinary first class mail to each registered holder of Series A Preferred Stock at his or her last address as it shall appear on the registry books of the Corporation or the Transfer Agent (as applicable). No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty or obligation to independently verify the amounts or calculations set forth therein.
     e)     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. The Corporation shall, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred Stock.
     f)     The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.
     6. Mandatory Redemption.
     (a)     On the fifth anniversary (the “Mandatory Redemption Date”) of the date on which the shares of Series A Preferred Stock are issued (the “Issue Date”), the Corporation shall redeem the shares of then outstanding Series A Preferred Stock at a price per share in cash out of legally available funds equal to the Stated Value (the “Redemption Price”) plus any accrued but unpaid dividends thereon (whether or not declared) through the date of such redemption. The Corporation must deliver written notice to the holders of Series A Preferred Stock at least fifteen (15) days prior to the Mandatory Redemption Date and make payment on the Mandatory Redemption Date or if the Mandatory Redemption Date is a legal holiday, the next following day that is not a legal holiday. Upon receipt of payment of the Redemption Price, each holder of Series A Preferred Stock will deliver the original certificate(s) evidencing the Series A Preferred Stock so redeemed to the Corporation, unless such holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof.
     (b)     Notice of any redemption of the Series A Preferred Stock required to be given by the Corporation shall be mailed by means of certified mail (return receipt requested), postage paid, addressed to the holders of record of the Series A Preferred Stock, at their respective addresses then appearing on the books of the Corporation and last known address (if different), or sent by facsimile. Each such notice shall be deemed received by the holder of record upon deposit with the United States Postal Service or by facsimile to the holder at the last fax number supplied by the holder to the Corporation. Each notice of redemption by the Corporation shall specify (i) the Redemption Date, (ii) the Redemption Price, (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the Redemption Price (which shall be at a reasonable location in the United States), and (iv) the last time at which the shares of Series A Preferred Stock being called for redemption can be converted in accordance with the terms hereof and the last sentence of this paragraph, which shall be no later than the close of business on the fourth business day preceding the Redemption Date. Failure by the Corporation to give the notice described in this paragraph, or the formal insufficiency of any such notice, shall not prejudice the rights of any holders of Series A Preferred Stock to cause the Corporation to redeem any such shares held by such holder, or the rights of the Corporation to redeem such shares, provided the holder receives the Redemption Price on the Mandatory Redemption Date. At any time on or prior to the close of business of the fourth business day preceding the Mandatory Redemption Date, the holders of Series A Preferred Stock may convert any or all of the shares of Series A Preferred Stock, and the Corporation shall honor any such conversions in accordance with the terms hereof. After such time, the Corporation may, but is not required to, honor such request for conversion.
     (c)     Provided the Redemption Price of a share of Series A Preferred Stock has been paid or properly provided for, at the close of business on the Mandatory Redemption Date for the share of Series A Preferred Stock, such share shall be deemed to cease to be outstanding and all rights of any person other than the Corporation in such share shall be extinguished on the Redemption Date (including all rights to vote or consent or to receive future dividends with respect to such share) except for the right to receive the Redemption Price, without interest, for the share in accordance with the provisions of this Section, subject to applicable escheat laws.
     (d)     Notwithstanding the redemption rights granted to the holders of Series A Preferred Stock, the Corporation shall be required to redeem shares of Series A Preferred Stock only if (i) after giving effect to the redemption, the Corporation would not be insolvent, (ii) the net assets of the Corporation are not less than the amount of the proposed redemption and (iii) funds are otherwise legally available therefor under Delaware law, as from time to time amended. Without limiting the generality of any provision hereof or of any applicable law, failure to redeem the Series A Preferred Stock in accordance with this Section 6(d) shall result (until the date the redemption is made by the Corporation in compliance with this Section 6(d)) in dividends continuing to accrue and accumulate on such shares and shall result in the holders of such shares having the right to vote such shares as otherwise permitted herein (and all other rights and obligations shall continue with respect to such shares as set forth herein), but shall not result in the Redemption Price of such shares being deemed to be a debt of the Corporation.
     (e)     In the event that the total amount of funds legally available for redemption of Series A Preferred Stock is insufficient to redeem the Series A Preferred Stock that are the subject of a notice of redemption, then the Series A Preferred Stock shall be redeemed ratably based on the aggregate redemption amount payable with respect to the shares of Series A Preferred Stock then redeemable.
     (f)     Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law. Shares of Series A Preferred Stock received upon purchase, conversion or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.
     7. NO PREEMPTIVE RIGHTS OR SINKING FUND. The shares of Series A Preferred Stock shall have no preemptive or subscription rights, except those that may be provided by contract. No sinking fund shall be established for the Series A Preferred Stock.
     8. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
     9. AMENDMENTS. No provision of these terms of the Series A Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class.
     IN WITNESS WHEREOF, Carriage Services, Inc. has caused this Certificate of Designations to be duly executed by an authorized officer this      day of                  , 2008.

Carriage Services, Inc.

By:

Name:

Title: